Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of January 10, 2020 (the “Effective Date”) by and between YAYYO, INC., a Delaware Company (hereinafter referred to as the “Company”) and Jonathan Rosen (hereinafter referred to as the “Executive”). Company and Executive may also be referred to individually as a “party” and collectively as the “parties.”

ARTICLE 1

TERM OF AGREEMENT AND PERFORMANCE OF DUTIES

1.1 The term of this Agreement (the “Term”) will begin on the Effective Date and continue for one year or until terminated in accordance with this Agreement.

1.2 The Company wishes to continue to employ the Executive as Chief Executive Officer and the Executive wishes to be employed by the Company on the terms and conditions set forth herein.

1.3 The Executive shall report directly to the Company’s Board of Directors. The Executive shall have an executive supervisory role and the responsibility for strategic planning, capital raising activities, investor relations, serving as the Company’s Principal Executive Officer for compliance with Securities and Exchange Commission rules and regulations, serving as the chief compliance officer for the Company’s securities exchange rules and regulations. The Company’s President, who shall also report to the Board of Directors, shall have the authority for and the responsibility of all of the Company’s day-to-day operations and the operations of the Company’s subsidiaries. Day-to-day operations shall include vendor relations, human resources, shareholder relations and direct supervision of all employees and contractors. Executive agrees to adhere by all of the policies, procedures, rules and regulations set forth by the Company. These policies, procedures, rules and regulations include any Company adopted Code of Ethics.

1.4 The Executive agrees to devote his business time, attention, skill and efforts to the faithful performance and discharge of his duties and responsibilities as Chief Executive Officer of the Company in conformity with professional standards and in a manner consistent with the obligations imposed under applicable law. The Executive shall promote the interests of the Company and each other Company or other organization which is controlled directly or indirectly by the Company (each an “Affiliate” and collectively the “Affiliates”) in carrying out the Executive’s duties and responsibilities.

ARTICLE 2

COMPENSATION

2.1 Annual Base Salary. The Company shall pay the Executive a base annual salary (the “Base Salary”) which shall be a rate $300,000 per year ($25,0000 per month), subject to applicable taxable withholding and deductions and payable in accordance with the Company’s standard payroll practice; With the completion of an initial public offering, the Company shall also pay the Executive a bonus of $25,000.

2.2 Business Expenses. The Company shall reimburse the Executive, upon presentation of valid receipts or vouchers, for reasonable entertainment, travel, telephone and other business expenses (including but not limited to expenses incurred in connection with computer repair/maintenance and office materials as well as a maximum of $2,000 for incurred legal fees associated with this Agreement), incurred on behalf of or at the request of the Company or an Affiliate and which are in accordance with the Company’s policies and rules.

2.3 Other Benefits. Subject to eligibility requirements and participation rules, the Executive may participate in all of the employee benefit plans maintained by the Company and its Affiliates.

2.4 Vacation. The Executive shall be entitled to a paid annual vacation of four weeks in accordance with the Company’s vacation policy for executives. Executive must coordinate vacation leave with the President, if any, to ensure that both executives are not on vacation during the same day or days.

2.5 Incentive Compensation. Within sixty (60) days of the date of this Agreement, in addition to the Base Salary, the Company will provide the Executive with performance-based incentive compensation, which will be negotiated by the Company and the Executive in good faith.

ARTICLE 3

STOCK OPTIONS

3.1 Initial Grant. Following the execution of this Agreement, the Executive shall be immediately granted 500,000 options to acquire common shares in the capital of the Company, with a price equal to the $4.00 per share in accordance with the Company’s stock option plan. Executive will cooperate with Company in federal and state securities law compliance for grant of options and any delay in grant of options required by such compliance will not constitute a breach of this Section 3.1.

3.2 Vesting. The 500,000 options shall vest upon the following schedule: (a) 166,000 options on the date of this Agreement and thereafter (b) 13,917 options each succeeding month of the Executive’s employment, except in the 24th month the number of options shall be 13,909.

3.3 Rules of the Stock Exchanges. The Company and the Executive expressly acknowledge and agree that all options to purchase shares of the Company to which the Executive shall be entitled hereunder, and any changes to such options (including, without limitation, changes provided for in this Agreement), shall be subject to the approval and the regulations, policies and by-laws of each of the stock exchanges on which the common voting shares of the Company are then listed. The Company covenants to use its reasonable commercial efforts to obtain any such approvals and to ensure that all options are in compliance with such regulations, policies and by-laws.

ARTICLE 4

TERMINATION

4.1 At-Will Employment. Nothing in this Agreement shall be construed to alter the at-will employment relationship between the Company and the Executive. Subject to the terms set forth in this Agreement, either the Company or the Executive may terminate the Executive’s employment at any time for any reason, with or without Cause, as defined in Section 4.2 below.

4.2 Termination for Cause. The Executive’s employment may be terminated by the Company upon simple notice in writing transmitted to the Executive, without the Company (or any of its Affiliates) being bound to pay any compensation whatsoever or accelerated vesting of options if termination is for any of the following reasons, each of which constitutes cause (hereinafter, “Cause”):

(a) The Executive is placed under protective supervision, which situations the Executive acknowledges to be incompatible with the continuation of his employment.

(b) The Executive becomes physically or mentally disabled to such an extent as to make him unable to perform the essential functions of his duties normally and adequately for an aggregate of three months during a period of twelve consecutive months. In such a case, the Executive may continue to benefit under short-term and long-term disability insurance plans, subject to the terms of such plans, if any. The Company’s ability to terminate the Executive as a result of any disability shall be to the extent permitted by applicable state or federal law.

(c) The Executive materially breaches the terms of this Agreement.

(d) The Executive fundamentally or materially fails to perform his duties as Chief Executive Officer of the Company and failure to attempt in good faith to implement a clear and reasonable directive from the Board of Directors.

(e) There is a conclusive determination that the Executive has committed any fraud, theft, embezzlement or other criminal act of a similar nature.

(f) Any act of dishonesty, fraud, or misrepresentation in relation to Executive’s duties to the Company.

(g) The Executive fails or refuses to follow in any material respect any reasonable and lawful directives of the Board of Directors.

(i) The Executive misuses or abuses alcohol, drugs or controlled substances.

(j) The Executive’s material breach of any material term of any confidentiality provision of this Agreement regarding the Company’s or its Affiliates’ confidential or trade secret information.

(k) The Executive conducts himself publicly, by speech or behavior, in such a manner as to cause public embarrassment, scandal or ridicule to the Company or any Affiliates.

(l) The Executive fails to comply, in all material respects, with the laws and regulations applicable to the Company, including the rules established by, and agreements with, the Company’s securities exchange except when such failure could not reasonably be expected to have a material adverse effect of the Company.

Provided, however, no reason set forth in this Section 4.2(a) through (j) shall constitute Cause unless (1) the Executive upon notice is given a reasonable period to effect a cure or a correction; (2) the reason is curable or correctible as reasonably determined by the Board; and (3) the reason clearly and adversely affects the Executive’s ability to continue to perform his duties and responsibilities under this Agreement. For purposes of this Section 4.2, a reasonable cure period shall not exceed 30 days.

4.3 Termination by Death. In the event of the Executive’s death during his period of employment, the Company’s obligation to make payments under this Agreement shall terminate on the date of death, except the Company shall pay the Executive’s estate or surviving designated beneficiary or beneficiaries, as appropriate, any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of his date of death. Vesting of any stock options outstanding on the date of death shall be exercisable only to the extent the Executive’s right to exercise was vested on his date of death.

4.4 Voluntary Termination. In the event Executive wishes to resign for any reason, the Executive shall give at least thirty (30) days prior written notice of such resignation to the Board of Directors. Any such notice shall not relieve either the Executive or the Company of their mutual obligations to perform under this Agreement or to relieve the Company to compensate the Executive during such notice period for any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of his date of termination.

4.5 Termination Without Cause. In the event that the Company terminates the Executive’s employment without Cause at a date that is following the Effective Date, (1) Executive’s options for one year after such termination shall vest immediately and (2) the Company shall pay to Executive severance pay (less applicable tax withholdings) an amount equal to six month’s Base Salary paid monthly in accordance with the Company’s then current payroll practices.

4.6 Resignation for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that any one of the following events occurs during the Executive’s employment with the Company without Executive’s consent: (i) any involuntary reduction of Executive’s annual base salary (including earned or granted bonus) by more than 5%; (ii) any material reduction in the package of benefits and incentives provided to the Executive, or any action by the Company which would materially and adversely affect the Executive’s participation or reduce the Executive’s benefits under any such plans, except to the extent that such benefits and incentives of all other officers of the Company are similarly reduced; (iii) any material change in Executive’s position or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after notice thereof is given by Executive; (iv) the Company’s requiring Executive to relocate to any place outside of a twenty-five (25) mile driving distance of Executive’s current work site unless the new work location is closer to the Executive’s home or Executive accepts such relocation opportunity; (v) any failure to pay Executive any compensation or benefits to which Executive is entitled within thirty (30) days of the date due; or (vi) any material breach of this Agreement by the Company other than as otherwise specified in this paragraph, including, without limitation. Executive may terminate his or her employment for Good Reason so long as Executive tenders his resignation to the Company within 90 days after the occurrence of the event which forms the basis for his resignation for Good Reason. Executive shall provide written notice to the Company describing the nature of the event which forms the basis for Executive’s resignation for Good Reason, and the Company shall thereafter have ten (10) days to cure such event. In the event that the Executive resigns for Good Reason at a date that is following the Effective Date, the Company shall pay to Executive severance pay (less applicable tax withholdings) an amount equal to six month’s Base Salary paid monthly in accordance with the Company’s then current payroll practices.

4.7 No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party to this Agreement.

ARTICLE 5

CONFIDENTIALITY

5.1 The Executive acknowledges that he has received and will receive or conceive, in carrying on or in the course of his work during his employment with the Company, confidential information pertaining to the activities, the technologies, the operations and the business, past, present and future, of the Company or its affiliates or related or associated companies, which information is not in the public domain. The Executive acknowledges that such confidential information belongs to the Company and/or its affiliates and that its disclosure or unauthorized use could be damaging or prejudicial to the Company and/or its affiliates and contrary to their best interests.

5.2 Accordingly, the Executive agrees to respect the confidentiality of such information and not to make use of or disclose it to, or to discuss it with, any person, other than in the ordinary course of his duties with the Company and its Affiliates, or as required under applicable law.

5.3 This undertaking to respect the confidentiality of such information and not to make use of or disclose or discuss it to or with any person shall survive and continue to have full effect notwithstanding the termination of the Executive’s employment with the Company, so long as such confidential information does not become public as a result of an act by the Company or a third party, which act does not involve the fault of one of its executives

5.4 Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that I have made such reports or disclosures.

ARTICLE 6

NON-SOLICITATION OF OFFERS

6.1 Except as otherwise prohibited in the State of California, the Executive shall not compete with the Company nor with any of its Affiliates, directly or indirectly. He shall not participate in any capacity whatsoever in a business that would directly or indirectly compete with the Company or with any of its Affiliates, including, without limitation, as an executive, director, officer, employer, principal, agent, fiduciary, administrator of another’s property, associate, independent contractor, franchisor, franchisee, distributor or consultant unless such participation is fully disclosed to the Board and approved in writing in advance. In addition, the Executive shall not have any interest whatsoever in such an enterprise, including, without limitation, as owner, shareholder, partner, limited partner, lender or silent partner. This noncompetition covenant is limited as follows:

(a) As to the time period, to the duration of the Executive’s employment and for a period of two years following the date of termination of his employment;

(b) As to the geographical area, the territory in which the Company and/or its Affiliates operated during the two years preceding the employment termination date;

6.2 The foregoing stipulation shall nevertheless not prevent the Executive from buying or holding shares or other securities of a Company or entity other than the Company whose securities are publicly traded on a recognized stock exchange where the securities so held by the Executive do not represent more than 5% of the voting shares of such other Company or entity and do not allow for its control.

6.3 The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 6.1(a) and (b), not to solicit clients or do anything whatsoever to induce or to lead any person to end, in whole or in part, business relations with the Company or any of its affiliates.

6.4 The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 6.1(a) and (b), not to induce, attempt to induce or otherwise interfere in the relations which the Company or which any of its affiliates has with their distributors, suppliers, representatives, agents and other parties with whom the Company or any of its affiliates deals.

6.5 The Executive also undertakes, for the same period and in respect of the same territory referred to in subsections 6.1(a) and (b), not to induce, attempt to induce or otherwise solicit the personnel of the Company to leave their employment with the Company or any of its Affiliates nor to hire the personnel of the Company or any of its Affiliates for any enterprise in which the Executive has an interest.

6.6 The Executive acknowledges that the provisions of this Section 6 are limited as to the time period, the geographic area and the nature of the activities to what the parties deem necessary to protect the legitimate interests of the Company and its Affiliates, while allowing the Executive to earn his living.

6.7 Nothing in this Section 6 shall operate to reduce or extinguish the obligations of the Executive arising at law or under this contract which survive at the termination of this Agreement in reason of their nature and, in particular, without limiting the foregoing, the Executive’s duty of loyalty and obligation to act faithfully, honestly and ethically.

ARTICLE 7

OWNERSHIP OF FILES AND OTHER PROPERTY

7.1 Any property of the Company, including any file, sketch, drawing, letter, report, memorandum or other document, any equipment, machinery, tool, instrument or other device, any diskette, recording tape, compact disc, software, electronic communication device or any other property, which comes into the Executive’s control or possession during his employment with the Company in the performance or in the course of his duties, regardless of whether he has participated in its preparation or design, how it may have come under his control or into his possession and whether it is an original or a copy, shall at all times remain the property of the Company and, upon the termination of the Executive’s employment, shall promptly be returned to the Company or its designated representative.. The Executive may not keep a copy or give one to a third party without the prior expressly written permission of the Company. Under applicable laws, can provide that cost of any personal property not returned will be deducted from money owed him.

ARTICLE 8

GENERAL

8.1 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters contained or referred to herein. There are no promises, covenants or undertakings by either party to the other, other than those expressly set forth herein. This Agreement supersedes and replaces any earlier agreement, whether oral or in writing or partly oral and partly in writing, between the parties, or between any party and the corporate representative of any other party, respecting the provision of services by the Executive to the Company. This Agreement has been negotiated and prepared by the parties and their respective counsel, and should any provision of this Agreement require judicial interpretation, the court interpreting or construing the provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

8.2 Amendments. To be valid and enforceable, any amendment to this Agreement must be confirmed in writing by each of the Company and the Executive. Neither party can waive or shall be deemed to have waived any right it has under this Agreement (including any waiver under this section) except to the extent that such waiver is in writing.

8.3 Notice. Any notice given hereunder shall be given in writing and sent by overnight courier or hand delivered to the Company’s headquarters or the Executive’s address on file.

8.4 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws, including conflicts of laws, by the State of Delaware in the United States of America. all parties waive their right to a jury trial in the event of a dispute and agree to submit all disputes among them, including those related to the termination of your employment for any reason, to binding arbitration pursuant to the Arbitration Agreement contained in the Company’s Employee Handbook.

8.5 Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement, which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed one and the same Agreement. Each party shall do and perform all such acts and things and execute and deliver all such instruments and documents and writings and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE

_______________________________
Jonathan Rosen

COMPANY

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Christopher Miglino
Director, Compensation Committee